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                                                                   EXHIBIT 10.6

                                                               November 9, 1992

Mr. Everett V. Goings
18 Tomac Avenue
Old Greenwich, Connecticut 06870

Dear Rick:

  I am pleased to offer you the position of Executive Vice President of Premark International, Inc. and President of Tupperware, Worldwide. We hope that you will be able to commence employment with Premark as soon as possible. As you are aware, the Board of Directors met on November 4, and elected you to this position and approved the terms and conditions of your employment as outlined below, effective on your first day of employment.

  1. Your initial annual base salary will be $325,000, paid on Tupperware's regular payroll cycle.

  2. You will participate in the Premark International, Inc. Annual Incentive Plan. You will be awarded $150,000 as your 1992 award to be paid on or before November 30, 1992. This amount approximates the bonus you will forfeit when you leave your current employer. For 1993, your individual incentive target will be 50% of your base salary. The maximum award is 100% of your base salary. The financial component of your 1993 award will be based on Worldwide Tupperware financial performance. For 1993, we will guarantee you a minimum incentive award of $162,500, which is your target award. For 1994 through 1996, the financial component of your award would be based on non-North American Tupperware financial performance. Annual incentive awards are paid in March, following the year of the award. You must be employed through December 31, to be entitled to an award for any given year.

  3. You will participate in the Premark International, Inc. Performance Unit Plan (the long-term incentive program).

  Starting on January 1, 1993, your award will be based on Worldwide Tupperware financial performance. This program provides the opportunity to earn an award ranging from the target award at 25% of your base salary up to a maximum of 75% of your base salary. For the two-year long-term incentive program performance cycle of 1993-1994, we will guarantee you a minimum award of $81,500, your award at target. The award is based on 1993 financial performance and 1993 and 1994 employment service. Therefore, payment of any award under the long-term incentive program is contingent on your continued employment through December 31, 1994. Beginning in 1994, we expect there to be a new long-term incentive program, which would likely base your award on non-North American financial performance.

  4. The Compensation and Employee Benefits Committee of the Board of Directors ("Committee") has granted you a stock option award of 50,000 shares, effective on your first day of employment. The number of option shares was determined in part on the stock
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compensation you will forfeit when you leave your current employer. This option would vest three years after the effective date. You would be considered for additional stock options annually on each subsequent November, when the Committee normally grants stock options to the key management employees and executives.

  5. The Committee has awarded you 20,000 shares of restricted stock, effective on your first day of employment. The number of restricted shares was determined in part on the stock compensation you will forfeit when you leave your current employer. The restrictions would be lifted on one-third of these shares on the first anniversary of your employment. And one-third of the restrictions on the remainder would be lifted on the second and third anniversaries of your employment, so that all restrictions will have been lifted in three years. Dividends will be paid during the period of restriction.

  6. You will participate in an annual gainsharing program for the years 1994, 1995 and 1996 to be based on pre-tax segment income of Tupperware North America, as determined by the Company. For each year, the gainsharing award will be equal to 10 percent of the pre-tax segment income if such pre-tax segment income is $10,000,000 or less. If pre-tax segment income is over $10,000,000, the gainsharing award will be equal to 10 percent of pre-tax segment income for the first $10,000,000 and 15 percent of the pre-tax segment income for any amount in excess of $10,000,000. Notwithstanding the above, the maximum gainsharing award for any year may not exceed $3,000,000, and the maximum cumulative gainsharing award during the three-year period may not exceed $6,000,000. The gainsharing award shall be payable 50 percent in cash and 50 percent in Premark restricted stock. The restrictions on the stock shall lapse in two years. Dividends will be paid during the period of restriction. Further, the payment of gainsharing awards is conditioned upon maintaining non-North American pre-tax segment income of at least the actual 1992 amount, measuring such segment income using foreign exchange rates in effect on December 31, 1992, in order to eliminate the effect of changing currency values. Any payments and restricted stock awards will be made in March, following the year of the gainsharing award. You must be employed through the date the award is paid, to be entitled to an award for any given year. After 1996, the Company intends to structure a program that would provide an award based on increases in Worldwide Tupperware segment income, with potential awards at levels which would not be comparable to the 1994-1996 program, but would be competitive with market compensation for similar positions.

  As we discussed, the purpose of the gainsharing program is to restore the long-term profitability of Tupperware North America, while maintaining and increasing the long-term profitability of non-North American Tupperware. It is understood that the Committee will consider how the financial results were achieved and has the right to adjust your award, as equitable, if the financial results are achieved by short-term decisions which adversely affect the long-term profitability of Tupperware. In addition, the Committee may adjust such award, as equitable, in recognition of extraordinary or non-recurring events or changes in accounting standards or practices. These principles reflect the plan provisions and administrative rules that are applied throughout the Company when determining awards under all annual and long-term incentive plans and, therefore, will be applied to all of the incentive plans and programs described above. Similarly, accruals for the gainsharing program will be charged to the operating earnings of the North American Tupperware business, and accruals for the annual and long-term incentive
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plans described above will be charged to the appropriate business segment on which the award is based.

  7. In the event your employment is terminated by the Company, other than for cause (such as gross misconduct, conviction of a felony, or willful conduct that enriches you at the expense of the Company), you would be entitled to receive severance payments equal to two year's salary. Such severance payments would be paid out in accordance with the Tupperware payroll cycle. These payments would be offset by any amount you would be entitled to receive under the Premark International, Inc. Severance Pay Plan.

  There would be no award paid out of the Annual Incentive Plan or the Performance Unit Plan (long-term program). Nor would any annual gainsharing payment be made, because you must be employed on the date the award is paid. Your stock options would continue to become exercisable for a period of one year, and would be exercisable during that one year period, at which point all unexercised stock options would be forfeited. You would forfeit all restricted shares which are still under restriction. The Company would continue to provide you with medical and dental benefits, as well as life insurance during this two-year period. With respect to the medical benefits, the Company would pay the total cost of COBRA coverage continuation for the first eighteen months, and then the Company would pay the cost of conversion to an individual policy and the premium cost of six months. With respect to the life insurance, the Company would pay the cost of conversion to an individual policy and would pay the premium cost for two years. Any payments or benefits that are not required by law to be paid will be conditioned upon your execution of and compliance with a confidentiality and non-competition agreement.

  8. Should you voluntarily terminate your employment, you would not become entitled to any payments or benefits other than those that the Company is obligated by law or by plan to provide. Any stock options that are exercisable on your last date of employment would continue to be exercisable for thirty days, and if not exercised during such period, would be forfeited.

  9. As an officer of Premark International, Inc., the Company will enter into a Change of Control Employment Agreement (golden parachute) with you. This agreement provides significant benefits to you in the event you are terminated due to a change in control.

  10. You will be eligible for relocation benefits in accordance with our standard relocation policy, less any relocation expenses Avon will cover under your agreement with it. A copy of our relocation policy, still in draft form, is enclosed for your information.

  11. You will be entitled to participate in the standard benefits package offered to Tupperware employees, which includes the following programs:

    Base Retirement Plan (pension plan)

    Retirement Savings Plan (401(k) plan)

    Medical Plan (includes standard medical benefits, and effective January 1, 1993, mental health and chemical dependency benefits and prescription drugs)

    Dental Plan

    Flexible Spending Account Plan

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    Disability Plan

    Group Life Insurance Plan

    Business Travel Accident Insurance Plan

  12. As an officer of Premark International, Inc., you will be eligible for our standard executive perquisites, which are as follows:

    Three weeks of vacation per year

    Supplemental Benefits Plan

    Tax Preparation (up to $2,500 per year)

    First Class Travel (Domestic); Business Class

    Travel (International)

    Annual Physical

    Country Club Membership

  13. Based on your representation to Premark that you have not breached, nor will you breach, your agreement with Avon, dated February 12, 1992, the Company agrees to indemnify you in the event Avon determines that you have violated the non-competition and non-disclosure provisions of the Avon agreement. Such indemnification is limited to the payment of the last two installments of severance pay under such agreement, to a maximum of $500,000 in February of 1993 and $500,000 in February of 1994, and reasonable legal fees associated with your defense if Avon were to seek monetary damages or equitable relief. In the event Premark were required to make the severance payments described above, you agree that Premark would subrogate to your rights to seek payment from Avon and would cooperate with Premark in such action.

  14. Following two years of your employment with the Company, and based on performance, we will recommend to our Board of Directors' Committee on Directors that you be nominated for election to the Board of Directors.

  If you have any specific questions regarding these items, don't hesitate to contact Jim Coleman, Senior Vice President, Human Resources, directly for clarification or further explanation. If there is any major item which has been overlooked, please feel free to contact me directly. Warren Batts and I are very enthusiastic about your joining Premark International, and believe you will make a significant contribution to the future success of the Company. Rick, I hope this letter meets your expectations. If it does, I would appreciate your signing below on both copies of this letter. Please return one signed copy to me by Monday, November 16, 1992. You may retain the other for your records.

                                          Sincerely,

                                                   /s/ James M. Ringler
                                                     James M. Ringler

Enclosure
cc: Warren L. Batts
James C. Coleman
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Accepted:
12/10/92
                                                     /s/ E. V. Goings
                                                     Everett V. Goings

                                                                            Date